EXHIBIT 10.6

                THIRD AMENDMENT TO PARTICIPATION AGREEMENT DATED
                                OCTOBER 4, 2005











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                   THIRD AMENDMENT TO PARTICIPATION AGREEMENT

         THIS THIRD AMENDMENT TO PARTICIPATION AGREEMENT ("Third Amendment") is entered into this 4th day of October, 2005, by and between Dolphin Energy Corporation, a Nevada corporation, with offices at 1331 17th Street, Suite 730, Denver, Colorado 80202 ("Dolphin"), and Exxel Energy Corp., with offices at 609 West Hastings Street, 11th Floor, Vancouver, British Columbia, V6B 4W4 ("Exxel"). Dolphin and Exxel may be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. Dolphin entered into that certain Lease Acquisition and Development Agreement, dated February 22, 2005 with Apollo Energy, LLC ("Apollo") and ATEC Energy Ventures, LLC ("ATEC").

         B. Exxel is a party to that certain Lease Acquisition and Development Agreement, dated February 23, 2005 with Apollo and ATEC (the "Exxel/Apollo
Agreement"). The Dolphin/Apollo Agreement and the Exxel/Apollo Agreement are referred to herein collectively as the "Apollo Agreements."

         C. Exxel (as successor in interest to Marc A. Bruner) and Dolphin, are parties to that certain Participation Agreement, dated February 23, 2005, as amended by the Amended Participation Agreement, dated March 16, 2005, and the Second Amendment to Participation Agreement, dated May 24, 2005, each of which are related to the Apollo Agreements. The Participation Agreement, the Amended Participation Agreement, and the Second Amendment to Participation Agreement are collectively referred to herein as the "Original Participation Agreement."

         D. The Parties desire to amend the Original Participation Agreement as set forth herein.

         NOW, THEREFORE, the Parties agree as follows:

         1. SECTION 3. Section 3 of the Original Participation Agreement is hereby amended and restated in its entirety as follows:

             3. EXXEL ADDITIONAL CAPITAL CONTRIBUTION. In addition to the $5 million initial capital contributed pursuant to Section 2(b), Exxel deposited into the Escrow Account Two Million Dollars ($2,000,000). Further, notwithstanding anything to the contrary in the Operating Agreement, and subject to Section 5, below, Exxel shall pay all of the costs and expenses under the Apollo Agreements until Exxel has expended Fourteen Million Dollars ($14,000,000) of acquisition and operating costs in connection with the Apollo Agreements, in addition to the above-described $7 million previously contributed by Exxel. No later than five (5) business days after Dolphin provides Exxel with the proposed drilling contract for the initial test wells to be drilled on the Leases, Exxel shall make an initial payment to the Escrow Account in the amount of One Million Dollars ($1,000,000) (to secure a drilling rig for the first test wells under the Apollo Agreements, and to meet any other immediate commitments necessary to move forward promptly on development activities under the Apollo Agreements). Within thirty (30) days thereafter, Exxel shall deposit an additional One Million Dollars ($1,000,000) to the Escrow Account (with all amounts to be credited to said $14 million).


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         2.  SECTION 4.  Section 4 of the Original  Participation  Agreement  is
hereby  deleted in its entirety and not replaced.

         3. SECTION 5. Section 5 of the Original Participation Agreement is hereby amended and restated in its entirety as follows:

             5. OWNERSHIP INTERESTS. Dolphin shall own a twenty-five percent (25%) undivided working interest in all of the Leases acquired pursuant to the Apollo Agreements. Exxel shall own a seventy-five percent (75%) undivided working interest in all of the Leases acquired pursuant to the Apollo Agreements. Commencing September 1, 2005, and continuing thereafter, the Parties shall execute all assignments and other documents and take any other action necessary to result in said 75%/25% ownership interest being reflected in the public records and applicable government files with respect to all Leases acquired under the Apollo Agreements and within the AMI. Provided, however, in the event the Parties enter into an amendment or termination of the Participation
         Agreement, as amended, and/or the Parties and Apollo enter into an amendment or termination of the Apollo Agreements, thereby resulting in a total expenditure by Exxel (for acquisitions and operations) that is less than said additional $14 million (referenced in Section 3, above), the Parties shall execute all assignments and other documents and take any other action necessary to adjust the percentage working interest to reflect the actual respective investment made by each Party, including within such calculation of "the actual respective investment" and such adjustment the net revenues, if any, received by each Party up to the effective date of such assignments.

         4. SECTION 6(A). Section 6(a) of the Original Participation Agreement is hereby amended and restated in its entirety as follows:

             6(a)   SHARE  OF  COSTS.   Subject  to   Section  3,   above,   and
         notwithstanding the actual dates of signing and/or recording the assignments or cross assignments pursuant to Section 5, above, each Party shall be responsible for its respective share of all Project
         Costs (as defined in the Apollo Agreements), that is, all Lease acquisition and operating costs.

         5. SECTION 7(A). Section 7(a) of the Original Participation Agreement is hereby amended and restated in its entirety as follows:

             7(a) OPERATOR DESIGNATION. Exxel shall be designated as Operator under the Operating Agreement. Provided, however, subject to Section 7(c) below, Exxel and Dolphin shall enter into a sub-operating agreement pursuant to which Dolphin shall be sub-operator for three years from the date of the first amendment to the Original Participation Agreement (March 16, 2005). The sub-operating agreement shall provide for Dolphin, as sub-operator, to have the same obligations as the Operator has pursuant to the Operating Agreement. As sub-operator, Dolphin shall use its best efforts to cause commencement of the first test well (as required pursuant to Section 5.1 of the Apollo Agreements no later than December 31, 2005, and the commencement of drilling of the nine additional test wells required under the Apollo Agreements no later than August 22, 2006.

         6. SECTION 7(B). The portion of the first sentence in Section 7(b) immediately prior to Section 7(b)(i) is hereby amended and restated in its entirety as follows: "Notwithstanding


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anything in the Operating  Agreement to the contrary,  Dolphin shall be entitled to a management fee of ten percent (10%) of its costs as sub-operator, which shall be applied to:"

     7. SECTION 7(C). Section 7(c) of the Original Participation Agreement is hereby amended and restated in its entirety as follows:

         7(c) CHANGE OF OPERATOR. Between September 1 and September 30 of each year during the term of the Operating Agreement commencing in September 2006, if all 10 of the test wells required under the Apollo Agreements have been drilled by August 31, 2006, Exxel shall have the right, but not the obligation, on a one-time basis each year, to provide written notice to Dolphin stating that Exxel elects to replace Dolphin as sub-operator on the basis that Dolphin has not conducted operations on the Leases in a reasonable and prudent manner and in accordance with accepted industry standards. Said notice shall include the specific basis, including relevant documentation, supporting said determination. In addition to the foregoing, Dolphin acknowledges and agrees that it may be removed as sub-operator: (i) for any reason that the Operator may be removed or deemed to have resigned under the Operating Agreement, or (ii) if Galaxy Energy Corporation, Dolphin's parent entity, becomes insolvent, bankrupt or is placed in receivership. If Dolphin does not agree with such determination, the Parties shall submit the issue to binding arbitration before a three arbitrator panel (each Party selecting one arbitrator and the two arbitrators then selecting the third arbitrator). Such proceedings shall commence in Denver, Colorado, within sixty (60) days after Exxel's receipt of Dolphin's written objection to said determination, and shall be governed by the rules of the Judicial Arbiter Group, Inc. located in Denver, Colorado ("JAG").

     8. SECTIONS 7(D) AND 7(E). New Sections 7(d) and 7(e) of the Original Participation Agreement are hereby added as follows:

         7(d) BUDGET. The Parties shall use their best efforts to meet and agree upon a quarterly budget (the "Budget"), with the fourth quarter of 2005, as the first quarterly Budget, and continuing quarterly thereafter. Each such quarterly Budget shall reflect, at a minimum, the cost of operations that are required under the Apollo Agreements, and may also include Dolphins and/or Exxel's recommendations, if any, for additional operations and expenditures. Each AFE shall be consistent with said requirements under the Apollo Agreements. Acquisition costs shall be governed solely by the Apollo Agreements and the Participation Agreement, as amended, and shall not be included in any AFE.

         7(e)    PAYMENT PROCESS.  Until Exxel has expended the next $14 million
     as  set  forth  in  Section  3,  above,   the  Parties  shall  process  all
     expenditures in accordance with the following procedure:

                 (i) Dolphin shall prepare and provide to Exxel an AFE for the proposed operation;

                 (ii) Exxel shall review the AFE and either approve it or disapprove it on the basis that such AFE violates an agreed-upon Budget in writing within thirty (30) days from receipt (with Exxel's failure to respond within said thirty days being deemed a disapproval);

                 (iii) If Exxel approves the AFE, Dolphin shall have the right and option


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     to request that Exxel  advance up to 100% of Exxel's share of such costs in order to make payment to third parties. Early payment discounts shall be credited to the joint account.

                 (iv) If Exxel disapproves the AFE, the non-consent provisions of the Operating Agreement shall control (provided, however, that Dolphin shall have the right and option to initiate binding arbitration procedures which shall be governed by the rules of the JAG as to the validity of the basis for such disapproval);

                 (v) Upon receipt of funds advanced by Exxel pursuant to Section 7(e)(iii), above, Dolphin shall segregate such funds in a separate bank account identified as the "Exxel Account," and maintain such funds separate from Dolphin's operating capital and from any accounts unrelated to the AFE. When the funds are needed for expenditures in accordance with the Budget, Dolphin shall transfer the funds out of the Exxel Account to Dolphin's operating account.

                 (vi) Dolphin shall provide monthly statements to Exxel, reflecting the use and application of funds, advanced to the Exxel Account;

                 (vii) Upon completion of each operation, Exxel shall have the option of either obtaining a refund of any excess balance from the advanced funds, or applying such balance to amounts owed by Exxel for any other outstanding invoice related to the joint operations.

     Notwithstanding the foregoing, Exxel shall not have the right to disapprove an AFE and go non-consent under the Operating Agreement with respect to any of the ten (10) test wells required to be drilled by August 22, 2006, under the Apollo Agreements.

     9. DEFINED TERMS. Except as expressly set forth herein, the terms defined in the Apollo Agreements and the Original Participation Agreement shall have the same meaning when used herein.

     10. EFFECT OF AMENDMENT. Except as expressly set forth in this Third Amendment, the Original Participation Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first above written.

DOLPHIN ENERGY CORPORATION                    EXXEL ENERGY CORP.


By:  /s/ MARC E. BRUNER                       By: /s/ JOHN R. HISLOP
   -----------------------------------           -------------------------------
     Marc E. Bruner, President                     John R. Hislop, President






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